                                                                      EXHIBIT 12

COMPUTATION OF DEFICIENCY OF COMBINED EARNINGS TO COMBINED FIXED CHARGES

The following computations of the deficiency of combined earnings to combined fixed charges has been based upon the audited Financial Statements of Airplanes Limited and Airplanes U.S. Trust for the five year period ended March 31, 2000 and the unaudited Financial Statements of Airplanes Limited and Airplanes U.S. Trust for the nine month periods ended December 31, 1999 and 2000 included in this registration statement.


                                   YEAR ENDED MARCH 31,            NINE MONTHS
                           ------------------------------------       ENDED
                                                                   DECEMBER 31,
                                                                   ------------
                           1996    1997    1998    1999    2000    1999    2000
                           ----    ----    ----    ----    ----    ----    ----
                                       ($ MILLIONS)                ($ MILLIONS)

Operating loss before       (69)   (140)   (153)   (181)   (247)   (177)   (268)
income tax

Add: interest expense       376     400     417     442     481     355     404

Earnings                    307     260     264     261     234     178     136

Fixed charges:

  Interest expense          376     400     417     442     481     355     404

Deficiency of earnings      (69)   (140)   (153)   (181)   (246)   (177)   (268)
to interest expense